UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

April 12, 2011

KENNEDY-WILSON HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33824	26-0508760
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9701 Wilshire Blvd., Suite 700 Beverly Hills, California 90212

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (310) 887-6400

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On April 12, 2011, Kennedy-Wilson, Inc. (the “Issuer”), a wholly-owned subsidiary of Kennedy-Wilson Holdings, Inc. (the “Company”) issued an additional $50 million in aggregate principal amount of its 8.750% senior notes due 2019 (the “notes”). The terms of the notes are governed by an indenture, dated as of April 5, 2011, by and among the Issuer, the Company, as parent guarantor, certain subsidiaries of the Issuer, as subsidiary guarantors (the “Subsidiary Guarantors”) and Wilmington Trust FSB, as trustee (the “Indenture”). The Indenture contains various restrictive covenants, including, among others, limitations on our ability to incur additional indebtedness and limitations on our ability to make restricted payments. See Item 2.03 for additional information.

The notes have not been registered under the Securities Act of 1933, as amended, or the Securities Act. The Issuer offered and sold the notes to the initial purchaser in reliance on the exemption from registration provided by Section 4(2) of the Securities Act. The initial purchaser then sold the notes to qualified institutional buyers within the United States pursuant to the exemption from registration provided by Rule 144A under the Securities Act.

On April 12, 2011, in connection with the issuance and sale of the notes, the Issuer, the Company and the Subsidiary Guarantors also entered into a registration rights agreement with the initial purchaser. A copy of the registration rights agreement, the terms of which are incorporated herein by reference, is attached as Exhibit 4.1 to this report.

Pursuant to the registration rights agreement, the Issuer, the Company and the Subsidiary Guarantors have agreed to:

•	file a registration statement within 180 days after the issue date of the notes enabling the holders of the notes to exchange the notes for registered notes with substantially identical terms;

•	use their reasonable best efforts to cause the registration statement to become effective within 270 days after the issue date of the notes;

•	consummate the exchange offer within 310 days after the issue date of the notes; and

•	file a shelf registration statement for the resale of the notes if they cannot effect an exchange offer within the time periods listed above and in other limited circumstances.

If the Issuer, the Company or the Subsidiary Guarantors do not fulfill certain of their respective obligations under the registration rights agreement with respect to the notes, the Issuer will be required to pay additional interest on the notes.

The Issuer intends to use the net proceeds from the offering for general corporate purposes, including future acquisitions and investments.

ITEM 2.03	CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF- BALANCE SHEET ARRANGEMENT OF A REGISTRANT

On April 12, 2011, the Issuer issued $50 million in aggregate principal amount of senior notes due 2019. The notes are general unsecured senior obligations of the Issuer and rank equally in right of payment with all other senior unsecured indebtedness of the Issuer. The notes bear interest at 8.750% per annum. Interest is payable on April 1 and October 1 of each year, beginning on October 1, 2011, until the maturity date of April 1, 2019. The Issuer’s obligations under the notes are fully and unconditionally guaranteed by the Company and the Subsidiary Guarantors.

At any time prior to April 1, 2015, the Issuer may redeem the notes, in whole or in part, at a price equal to 100% of the principal amount, plus an applicable “make-whole” premium and accrued and unpaid interest, if any, to the redemption date. At any time and from time to time on or after April 1, 2015, the Issuer may redeem the notes, in whole or in part, at the redemption prices specified in the indenture. Until April 1, 2014, the Issuer may choose to redeem the notes in an amount not to exceed in aggregate 35% of the original principal amount of the notes together with any additional notes issued under the indenture with money the Issuer or the Company raise in certain equity offerings.

Certain events are considered events of default, which may result in the accelerated maturity of the notes, including:

•	a default in the payment of interest on the notes when due and such default continues for 30 days;

•	a default in the payment of principal of any note when due at its stated maturity, upon redemption, upon required purchase, upon declaration of acceleration or otherwise;

•

the failure by the Issuer, the Company or any Subsidiary Guarantor, as the case may be, to comply, for 60 days after receipt of written notice, with certain of their respective agreements contained in the indenture;

•

the failure to pay any indebtedness by the Issuer, any Subsidiary Guarantor or any significant subsidiary, within any applicable grace period after final maturity or such indebtedness is accelerated by the holders thereof because of a default, and the total amount of such indebtedness exceeds $20 million;

•

the failure by the Issuer or the Company, as the case may be, to comply for 180 days after receipt of written notice with certain obligations to file reports and other required information with the Securities Exchange Commission;

•

any final judgment or decree for the payment of money, other than certain exceptions, in excess of $10 million is entered against the Issuer, any Subsidiary Guarantor or any significant subsidiary, and remains outstanding for a period of 60 consecutive days following such judgment becoming final and is not discharged, waived or stayed within 10 days after notice; and

•	certain events of bankruptcy, insolvency or reorganization of the Issuer, any subsidiary guarantor or any significant subsidiary.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits.

Exhibit Number	Description

4.1	Registration Rights Agreement, dated April 12, 2011, among Kennedy-Wilson, Inc., Kennedy-Wilson Holdings, Inc., certain subsidiaries of the Issuer signatories thereto, and Merrill Lynch, Pierce, Fenner & Smith Incorporated.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KENNEDY-WILSON HOLDINGS, INC.

By:	/s/ FREEMAN A. LYLE
Freeman A. Lyle Chief Financial Officer

Date: April 12, 2011

EXHIBIT INDEX

Exhibit Number	Description

4.1	Registration Rights Agreement, dated April 12, 2011, among Kennedy-Wilson, Inc., Kennedy-Wilson Holdings, Inc., certain subsidiaries of the Issuer signatories thereto, and Merrill Lynch, Pierce, Fenner & Smith Incorporated.

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